Exhibit 99.1

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KPMG LLP
Chartered Accountants
Yonge Corporate Centre                                  Telephone (416) 228-7000
4100 Yonge Street, Suite 200                              Telefax (416) 228-7123
Toronto ON M2P 2H3                                                   www.kpmg.ca
Canada




Mr. Terry Cooke
Chairman and President
Power Interactive Media, Inc.
145 West Beaver Creek Road, Unit #1
Richmond Hill, ON
L4B 1C6



June 13, 2002



Dear Mr.  Cooke:


We have not yet completed our review of the financial statements of Power Interactive Media, Inc. (the "Company") for the quarter ended April 30, 2002 due to not receiving from the Company the draft financial statements and related information in time to complete our review.



Yours very truly,

/s/ Montefiore
Silvia Montefiore
Partner
(416) 228-7211

DC/taw